GUARANTEED MINIMUM DEATH BENEFIT RIDER

 GREATER OF [6%/6.5%] ROLLUP TO AGE [85] GMDB OR ANNUAL RATCHET TO AGE [85] GMDB

This Rider is part of your Contract, and the same definitions apply to the capitalized terms. There are new definitions in this Rider which are introduced below. The benefit described in this Rider is subject to all the terms contained in your Contract, except as modified below. In this Rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

I.   THIS RIDER'S BENEFIT

The terms of this Rider add to the Contract a Guaranteed Minimum Death Benefit
(GMDB) as described below. The GMDB is derived from a Benefit Base as described in Parts II and III. The GMDB under the Contract will be the greater of the [6%/6.5%] Roll Up to Age [85] Benefit Base or the Annual Ratchet to Age [85] Benefit Base. The Rider describes the computation of the [6%/6.5%] Roll Up to Age [85] Benefit Base and the Annual Ratchet to Age [85] Benefit Base, the cost of this Rider and how this Rider may terminate.

On the Contract Date, your [6%/6.5%] Roll Up to Age [85] Benefit Base and Annual Ratchet to age [85] Benefit Base are both equal to your initial Contribution. Thereafter, the GMDB is the greater of the [6%/6.5%] Roll Up to Age [85] Benefit Base or the Annual Ratchet to Age [85] Benefit Base.

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th] birthday will instead accumulate to the Contract Date Anniversary following the[85th ] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th ] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

II.  [6%/6.5%] ROLL UP TO AGE [85] BENEFIT BASE

For the [6%/6.5%] Roll Up to Age [85] Benefit Base, the Benefit Base is credited each day with interest at an annual effective rate of [6%/6.5%] ([3%] for amounts in the [EQ/Money Market Fund, Guaranteed Interest Option, [and the loan reserve for the TSA market]]) through the Contract Date Anniversary following the Owner's [85th ] birthday (or the Owner's death, if earlier), and 0% thereafter. FOR ACCUMULATOR CORE AND ELITE ONLY [The Benefit Base interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%/6.5%]. FOR ACCUMULATOR PLUS AND SELECT ONLY [The Benefit Base interest rate applicable during the period selected for the [Special Money Market] Dollar Cost Averaging Account, if applicable, will be [6%/6.5%]. The Benefit Base is also increased by the dollar amount of any subsequent Contributions and adjusted for withdrawals as described under "Effects of Withdrawals" below.

You may have the right to add a Guaranteed Minimum Income Benefit (GMIB) Rider to your Contract subject to the conditions set forth in the applicable Endorsement attached to this Contract. If a GMIB Rider is added to this Contrat, then the following Optional Benefit Base Reset provision applies. The following provision applies only upon addtion of a GMIB Rider to this Contract and only so long as that Rider remains in effect under your Contract.

     OPTIONAL RESET OF [6%/6.5%] ROLL UP TO AGE [85] BENEFIT BASE:

     On or within [30] days following the [first] or later Contract Date Anniversary, you may reset your [6%/6.5%] Roll Up to Age [85] Benefit Base to equal the Annuity Account Value on that Contract Date Anniversary. The [6%/6.5%] Roll Up continues on your reset Benefit Base. When you reset

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     your [6%/6.5%] Roll Up to Age [85] Benefit Base, you may not reset the
     Benefit Base again until the [first] or later Contract Date Anniversary following the reset. Reset is not permitted after the Contract Date Anniversary following the Owner's [80th] birthday.

     For Contracts with Joint Owners, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner's [80th ] birthday will instead be limited to the Contract Date Anniversary following the [80th ] birthdayof the older Joint Owner.

     For Contracts with Non-Natural Owners, any Optional Reset provision which is limited to the Contract Date Anniversary following the Owner's [80 th] birthday will instead be limited to the Contract Date Anniversary following the [80th] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, any optional reset will be limited to to the Contract Date Anniversary following the [80th] birthday of the older Joint Annuitant.

     When you reset your [6%/6.5%] Roll Up to Age [85] Benefit Base, your [6%/6.5%] Roll Up to Age [85] GMIB Benefit Base is automatically reset as described in your Guaranteed Minimum Income Benefit Rider.

     We may increase the charge for this Rider up to the maximum charge shown in
     Part V of this Rider. We will apply the higher charge only if your Benefit Base increases due to your election of an optional reset. The new charge will remain in effect for the duration of the Rider, subject to any further charge increase permitted by the above provisions. Any increase in the charge for this Rider will be communicated in writing to you at least [45 days] before the Contract Date Anniversary on which it would take effect.

     If you elect to voluntarily terminate your GMIB Rider, [or for TSA Contracts with outstanding loans, if your GMIB Rider automatically terminates on the Last GMIB Exercise Date] the charge for this GMDB Rider may increase to the maximum charge shown in Part V of this Rider. Upon termination of your GMIB Rider, optional resets are no longer provided under this Rider.

III. ANNUAL RATCHET TO AGE [85] BENEFIT BASE

For the Annual Ratchet to Age [85] Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following the Owner's [85th] birthday, if the Annuity Account Value is greater than the current Benefit Base, the Benefit Base is reset to equal the Annuity Account Value. The Benefit Base is also increased by the dollar amount of any subsequent Contributions, and adjusted for withdrawals as described under "Effects of Withdrawals" below.

IV.  EFFECT OF WITHDRAWALS

[The [6%/6.5%] Roll Up to Age [85] and the Annual Ratchet to Age [85] Benefit Base will each be reduced by withdrawals. The reduction is determined separately for each Benefit Base. The Annual Ratchet to Age [85] Benefit Base will be reduced pro-rata by all withdrawals. The reduction of the Roll Up to Age [85] Benefit Base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%/6.5%] or less of the Benefit Base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%/6.5%] of the [6%/6.5%] Roll Up to Age [85] Benefit Base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the Roll Up to Age [85] Benefit Base. In the first Contract Year, Contributions received in the first [90 days] are used to determine the Benefit Base at the beginning of Contract Year 1 for purposes of the preceding two sentences.]

A pro-rata reduction is determined as follows:
1) Divide the amount of the withdrawal by your Annuity Account Value immediately preceding the withdrawal;

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2) Multiply the fraction calculated in (1) by the amount of your GMDB immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your GMDB by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

V.   THE COST OF THIS RIDER

[IF THE [6.5%] GUARANTEED MINIMUM DEATH BENEFIT (GMDB) RIDER IS ELECTED ON A STAND ALONE BASIS, THE FOLLOWING TEXT WILL APPEAR]

[Guaranteed Minimum Death Benefit: The current charge for this benefit is [0.90%] of the GMDB benefit base

     If you add the GMIB Rider to your Contract after the Contract Date, the following apply:

     If a Greater of [6.5%] Rollup to Age [85] or Annual Ratchet to Age [85] GMIB Rider is added to your Contract after the Contract Date, the charges described below will apply to your Contract beginning as of the Contract Date Anniversary following your GMIB Rider's Effective Date.

          When the GMIB Rider is elected with the Greater of [6.5%] Rollup to Age [85] or Annual Ratchet to Age [85] GMDB Rider, the charges for this combination of Riders are as follows: [0.80%] of the GMIB Benefit Base and [0.85%] of the GMDB Benefit Base.

          The maximum GMIB Rider charge upon reset is [1.10%] of the GMIB Benefit Base and the maximum GMDB Rider charge is [1.00%] of the GMDB Benefit Base.

     If you voluntarily terminate your GMIB Rider [or for TSA Contracts with outstanding loans, if your GMIB Rider automatically terminates on the Last GMIB Exercise Date], as of the Contract Date Anniversary on or following your rider's termination date, your GMDB charge is the greater of (i) [0.90%] or (ii) the then current charge of your GMDB Rider. This charge will not exceed the maximum charge shown above, and any optional reset provision under your GMDB Rider terminates.

     Upon the GWBL Conversion Effective Date described in your GMIB Rider, withdrawals reduce each of your GMDB Benefit Bases under this Rider on a pro-rata basis.

     If you voluntarily terminate your GMIB Rider after the GWBL Conversion Effective Date described in your GMIB Rider the [6%/6.5%] Roll Up to Age [85] Benefit Base under this Rider will continue to be reduced by withdrawals on a pro-rata basis. ]

[ALTERNATE LAST GMIB EXERCISE DATE TEXT]
[If your GMIB Rider terminates automatically on the Contract Date Anniversary following your [85th] birthday your GMDB charge is the greater of (i) [0.90%] or
(ii) the then current charge of your GMDB Rider on the Contract Date Anniversary on or following termination of the Rider. This charge will not exceed the maximum charge shown above. Upon termination of your GMIB Rider, optional resets are no longer provided under this GMDB Rider.]

We will deduct the above charge(s) for the portion of any Contract Year in which this benefit is terminated pursuant to Part VI of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract.

The above charges will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis. If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the Account for Special [Money Market] Dollar Cost Averaging.

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VI.  TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate: (i) the Contract terminates, (ii) except as agreed to by us and provided in the next two sentences, the original Owner of the Contract has changed, (iii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner's death, (iv) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (v) the Contract is annuitized, including exercise of Guaranteed Minimum Income Benefit, if applicable. However, for a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the original Annuitant. For a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Such original Owner becomes the Annuitant under the Contract at the time of ownership change. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, stepchild, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew and in-laws.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron                           /s/ Karen Field Hazin
--------------------------                           ---------------------
Christopher M. Condron                               Karen Field Hazin
President and Chief Executive Officer                   Senior Vice President,
                                                        Secretary and Associate
                                                        General Counsel

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